EXHIBIT B-1

                   AGREEMENT AND PLAN OF SHARE EXCHANGE
                                    OF
                 NEW YORK STATE ELECTRIC & GAS CORPORATION
                                    AND
                            NGE RESOURCES, INC.

          This Agreement and Plan of Share Exchange (the "Plan of
Exchange") is dated and executed as of the ___ day of ______, 1997 by and between New York State Electric & Gas Corporation, a
New York corporation and NGE Resources, Inc., a New York corporation.

          1. The name of the acquiring corporation is NGE Resources, Inc. (the "Acquiring Corporation"). The name of the subject corporation is New York State Electric & Gas Corporation (the "Subject Corporation"). The name under which the Subject Corporation was originally formed was the Ithaca Gas Light Company.

          2. The designation and number of outstanding shares of capital stock of the Subject Corporation are as follows: Common Stock, $6.66 2/3 par value per share, each of which is entitled to one vote and of which 67,502,827 shares are outstanding ("Subject Corporation Common Stock"); 3.75% Serial Preferred Stock, $100.00 par value per share, of which 150,000 shares are outstanding; 4 1/2% Serial Preferred Stock (Series 1949), $100.00 par value per share, of which 40,000 shares are outstanding; 4.15% Serial Preferred Stock, $100.00 par value per share, of which 14,000 shares are outstanding; 4.40% Serial Preferred Stock, $100.00 par value per share, of which 55,200 shares are outstanding; 4.15% Serial Preferred Stock (Series 1954), $100.00 par value per share, of which 35,200 shares are outstanding; 6.48% Serial Preferred Stock, $100.00 par value per share, of which 300,000 shares are outstanding; 6.30% Serial Preferred Stock, $100.00 par value per share, of which 250,000 shares are outstanding; Adjustable Rate Serial Preferred Stock, Series B, $25.00 par value per share, of which 2,000,000 shares are outstanding; and 7.40% Serial Preferred Stock, $25.00 par value per share, of which 1,000,000 are outstanding (said series of preferred stock are collectively referred to herein as "Subject Corporation Preferred Stock"). The Subject Corporation Preferred Stock is non-voting, except that the holders thereof have the right to vote as a class in connection with certain corporate actions as set forth in the Subject Corporation's Restated Certificate of Incorporation. The Subject Corporation is also authorized by its Restated Certificate of Incorporation to issue Preference Stock (Cumulative, $100 Par Value) ("Subject Corporation Preference Stock"), none of which is outstanding.
The number of shares set forth in this paragraph is subject to change prior to the Effective Time (as defined below) insofar as the Subject Corporation may during said period issue Subject Corporation Preference Stock, issue additional Subject Corporation Common Stock and Subject Corporation Preferred Stock and may reacquire Subject Corporation Preferred Stock and may repurchase Subject Corporation Common Stock.


          The designation and number of outstanding shares of the Acquiring Corporation are: Common Stock, $5 par value per share ("the Acquiring Corporation Common Stock"), each of which is entitled to one vote and of which 100 shares are outstanding; and Preferred Stock, no par value per share (the "Acquiring Corporation Preferred Stock"), none of which are outstanding.
The number of shares set forth in this paragraph is subject to change prior to the Effective Time (as defined below) insofar as the Acquiring Corporation may during said period issue Acquiring Corporation Preferred Stock and additional Acquiring Cororation Common Stock.

          In accordance with the provisions of Section 913(c) of the New York Business Corporation Law ("BCL"), this Plan of Exchange shall be submitted to the holders of the Subject Corporation Common Stock for their approval and adoption. The affirmative vote of the holders of at least two-thirds of the outstanding shares of Subject Corporation Common Stock shall be necessary to approve and adopt this Plan of Exchange.

          3. Upon the time of filing of a Certificate of Exchange in connection with the share exchange contemplated hereby (the "Share Exchange") by the Department of State of the State of New York (the "Effective Time"):

              (a) Each share of Subject Corporation Common Stock outstanding at the Effective Time shall, by operation of law and without further action, be exchanged for one share of Acquiring Corporation Common Stock, subject to dissenting shareholders' rights under Sections 623 and 910 of the BCL ("Dissenter's Rights");

              (b) Each share of Acquiring Corporation Common Stock outstanding immediately prior to the Effective Time shall be canceled and shall be restored to the status of an authorized but unissued share of Acquiring Corporation Common Stock;

              (c) Each share of Subject Corporation Common Stock held in the treasury of the Subject Corporation immediately prior to the Effective Time shall be canceled and shall be restored to the status of an authorized but unissued share of Subject Corporation
          Common Stock; and

              (d) Immediately after the Effective Time, all of the outstanding shares of Subject Corporation Common Stock will be held by the Acquiring Corporation, and all of the outstanding shares of Acquiring Corporation Common Stock will be held by the holders of shares of Subject Corporation Common Stock that were outstanding immediately prior to the Effective Time (subject to Dissenter's Rights). Each holder of Subject Corporation Common Stock who properly exercises Dissenter's Rights shall have the right to receive payment of the fair value of the holder's Subject Corporation Common Stock in accordance with the provisions of Sections 623 and 910 of the BCL.

          4. Shares of Subject Corporation Preferred Stock shall not be exchanged or otherwise affected by this Plan of Exchange. Each share of Subject Corporation Preferred Stock outstanding immediately prior to the Effective Time shall continue to be outstanding following the Effective Time.

          5. Each outstanding certificate which immediately prior to the Effective Time represents Subject Corporation Common Stock shall, without any further action on the part of the holder thereof, be deemed and treated for all corporate purposes to represent the ownership of the same number of shares of Acquiring Corporation Common Stock as though a surrender or transfer and exchange had taken place.

          6. At the Effective Time, the Acquiring Corporation will succeed to and assume the Subject Corporation's Tax Deferred Savings Plan for Salaried Employees, Tax Deferred Savings Plan for Hourly Paid Employees, Employees' Stock Purchase Plan, Tax Reduction Act Employee Stock Ownership Plan, Dividend Reinvestment and Stock Purchase Plan and 1997 Stock Option Plan (collectively referred to as the "Plans"); and, by virtue of the Share Exchange and without any action on the part of the holder thereof, each option or right under the Plans to purchase shares of Subject Corporation Common Stock granted and outstanding immediately prior to the Effective Time shall be converted into and become an option or right to purchase an equivalent number of shares of Acquiring Corporation Common Stock at the same price per share, and upon the same terms and subject to the same conditions, as applicable immediately prior to the Effective Time under the relevant option or right.

          The Acquiring Corporation will reserve, for purposes of the Plans, a number of shares of Acquiring Corporation Common
Stock equivalent to the number of shares of Subject Corporation
Common Stock reserved by the Subject Corporation for such purposes immediately prior to the Effective Time.

          7.  The Plan of Exchange shall be conditioned upon:
              (a) Receipt of the requisite vote of shareholders of the Subject Corporation pursuant to Section
          913(c)(2) of the BCL;

              (b) Effectiveness of a registration statement under the Securities Act of 1933 relating to Acquiring
          Corporation Common Stock to be issued or reserved for issuance in connection with the Share Exchange;

              (c) Approval for listing, on official notice of issuance, of such shares of Acquiring Corporation
          Common Stock on the New York Stock Exchange;

              (d) Receipt of an opinion of counsel covering certain United States federal income tax matters;

              (e) Receipt of an opinion of counsel as to the legality of Acquiring Corporation Common Stock issuable in connection with the Share Exchange; and

              (f) Receipt of all consents and approvals of federal or state regulatory authorities that are necessary and appropriate for the consummation of the Share Exchange, in form and substance satisfactory to the Subject Corporation and the Acquiring Corporation.

          8. At any time prior to the Effective Time, this Plan of Exchange may be amended or modified by mutual consent of the respective Boards of Directors of the Subject Corporation and the Acquiring Corporation; provided, however, once the Plan of Exchange is approved by the common shareholders of the Subject Corporation, no amendment or modification may be made that either changes the number or kind of shares to be received by the Subject Corporation Common Shareholders pursuant to the Plan of Exchange or affects the rights of any shareholder of the Subject Corporation in any manner that is materially adverse to such shareholder in the judgment of the Board of Directors of the Subject Corporation. The Plan of Exchange may be abandoned by resolution approved by the Board of Directors of either the Subject Corporation or the Acquiring Corporation, at any time before the Effective Time, whether or not the shareholders of the Subject Corporation have cast their votes with regard to the Plan of Exchange.

          9. The Subject Corporation and the Acquiring Corporation, respectively, shall take all such action as may be necessary or appropriate in order to effectuate the Share Exchange and the other transactions contemplated by this Plan of Exchange. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Plan of Exchange, the officers and directors of each of the Acquiring Corporation and the Subject Corporation shall take such further action.

          10. The Plan of Exchange was duly adopted by the Board of Directors of the Subject Corporation on _________, 1997.

          11. The Plan of Exchange was duly adopted by the Board of Directors of the Acquiring Corporation on September __, 1997.

          IN WITNESS WHEREOF, the parties hereto have caused this Plan of Exchange to be duly executed by their respective duly authorized representatives as of the date first above written.

                         NGE RESOURCES, INC.
                         By:________________________

                         NEW YORK STATE ELECTRIC &
                              GAS CORPORATION
                         By:________________________